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                                                       N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


     Evergreen International Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $264,531 $0.24            1,860,565         $10.72


     Class B      $40,910  $0.21            370,361  $10.73


     Class C      $137,796 $0.22            1,034,646         $10.71


     Class I      $5,074,563        $0.26            25,094,313        $10.72


     Class IS     $82,792  $0.24            460,126  $10.72